UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 13, 2013

MISCOR GROUP, LTD.

(Exact name of registrant as specified in its charter)

Indiana	000-52380	20-0995245
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Nave Road, SE, Massillon, Ohio 44646

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number: (330) 830-3500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On September 13, 2013, following the closing of the merger pursuant to which MISCOR Group, Ltd., an Indiana corporation (“MISCOR”), merged with and into IES Subsidiary Holdings, Inc., a Delaware corporation (“Merger Sub”), and wholly owned subsidiary of Integrated Electrical Services, Inc. (“IES”), Merger Sub repaid in full all amounts outstanding under and terminated the Loan Agreement and Security Agreement (“PNC Credit Facility”) with PNC Bank, National Association. There are two components to the PNC Credit Facility: A Committed Line of Credit Note and a Term Note.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On September 13, 2013, pursuant to that certain Agreement and Plan of Merger dated as of March 13, 2013, as amended by that certain First Amendment to Agreement and Plan of Merger dated as of July 10, 2013 (the “Merger Agreement”), by and among MISCOR, IES and Merger Sub, MISCOR merged with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of the Company (the “Merger”).

Pursuant to the Merger Agreement, at the effective time of the merger, each issued and outstanding share of MISCOR common stock, no par value, was converted into the right to receive, at the election of the holder, either stock consideration of 0.3118 shares of IES common stock, par value $0.01 per share, or cash consideration of $1.48, subject to the maximum amount of cash consideration payable under the Merger Agreement (the “Maximum Cash Amount”). As MISCOR shareholders did not, in the aggregate, elect to receive cash consideration in excess of the Maximum Cash Amount, all MISCOR shareholders electing to receive cash consideration were paid cash in exchange for their shares.

Based on the closing price of IES common stock as reported on the NASDAQ Global Market system on September 13, 2013, the aggregate value of the consideration received by MISCOR shareholders in connection with the Merger was approximately $16.0 million, consisting of approximately $4.1 million in aggregate cash consideration and approximately 2.8 million shares of IES common stock with an aggregate market value of approximately $11.9 million. The shares of IES common stock issued to MISCOR shareholders in connection with the Merger represent approximately 15.6% of the shares of IES common stock issued and outstanding immediately after effectiveness of the Merger.

Affiliates of Tontine Capital Management, L.L.C. (collectively, “Tontine”), owned approximately 56.7% of the shares of IES common stock, and approximately 49.9% of MISCOR’s common shares, outstanding immediately prior to the effective time of the Merger. Tontine elected to receive stock consideration in exchange for 100% of its shares of MISCOR common stock tendered in connection with the Merger.

The foregoing descriptions of the Merger and the Merger Agreement do not purport to be complete and are qualified in their entirety by reference to the Agreement and Plan of Merger, which is attached as Exhibit 2.1 to the MISCOR’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2013, and the First Amendment to Agreement and Plan of Merger, which is attached as Exhibit 2.1 to the MISCOR’s Current Report on Form 8-K filed with the SEC July 11, 2013, each of which are incorporated by reference into this Item 2.01.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continue Listing Rule or Standard; Transfer of Listing.

On September 13, 2013, in connection with the completion of the merger, MISCOR notified FINRA that trading in MISCOR’s common stock should be suspended and the listing of MISCOR’s common stock on the OTCQB should be removed. In addition, MISCOR will file a Form 15 with the SEC requesting that the reporting obligations of MISCOR with respect to MISCOR’s common stock under Sections 13(a) and 15(b) of the Exchange Act be suspended.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.01	Changes in Control of the Registrant.

A change in control of MISCOR occurred on September 13, 2013, upon consummation of the Merger, at which time MISCOR merged with and into Merger Sub, with IES owning all of the outstanding shares of Merger Sub.

IES funded the cash consideration paid in the merger with a portion of the net proceeds of its credit agreement with Wells Fargo, National Association.

The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each then-current director and officer of MISCOR resigned.

Item 9.01	Exhibits.

Exhibit Number	Description

Exhibit 2.1*	Agreement and Plan of Merger, dated as of March 13, 2013, by and among Integrated Electrical Services, Inc., MISCOR Group, Ltd. and IES Subsidiary Holdings, Inc. (Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on March 13, 2013).

Exhibit 2.2	First Amendment to Agreement and Plan of Merger, dated as of July, 10, 2013, by and among Integrated Electrical Services, Inc., MISCOR Group, Ltd. and IES Subsidiary Holdings, Inc. (Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on July 11, 2013).

*	The schedules and exhibits to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of the omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IES SUBSIDIARY HOLDINGS, INC. (successor to MISCOR Group, Ltd.)
Date: September 13, 2013

/s/ Robert W. Lewey
	By:	Robert W. Lewey
	Title:	Chief Financial Officer